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Pricing Supplement No. A Dated: March 31, 2004 (To prospectus dated December 15, 2003 and prospectus supplement dated December 15, 2003)	Filed Pursuant to Rule 424(b)(5) File No. 333-100944
Protective Life Insurance Company Depositor Secured Medium-Term Notes Issued Through Protective Life Secured Trust 2004-A

        The description in this pricing supplement of the particular terms of the Secured Medium-Term Notes offered hereby and the Funding Agreement sold by Protective Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

1.     The Notes

Principal Amount:    $300,000,000.

Price to Public:    99.892%.

Net Proceeds to the Trust:    $298,326,000.

Dealer's Discount:    0.45%.

Original Issue Date:    April 7, 2004.

Stated Maturity Date:    April 1, 2011.

Specified Currency:    U.S. Dollars.

Interest Payment Dates:    The 1st Day of each April and October.

Initial Interest Payment Date:    October 1, 2004.

Regular Record Dates:    Each date, whether or not a business day, that is fifteen calendar days immediately preceding an interest payment date.

Type of Interest Rate:    [X] Fixed Rate [    ] Floating Rate

  Fixed Rate Notes:

    Interest Rate:    4.00%.

  Floating Rate Notes:    Not applicable.

    Initial Interest Rate:    Not applicable.

    Initial Interest Reset Date:    Not applicable.

    Base Rate:    Not applicable.

[ ] CD Rate	[ ] Commercial Paper Rate
[ ] Constant Maturity Treasury Rate	[ ] Federal Funds Rate
[ ] LIBOR	[ ] Treasury Rate
[ ] Prime Rate	[ ] Other (See Attached)
If LIBOR: [ ] LIBOR Reuters Page [ ] LIBOR Telerate Page
Designated LIBOR Currency:
If Constant Maturity Treasury Rate:
Designated CMT Telerate Page: [ ] 7051 [ ] 7052
If 7052: [ ] Weekly Average [ ] Monthly Average
Designated CMT Maturity Index:

      Interest Reset Dates:    Not applicable.

      Interest Rate Determination Dates:    Not applicable.

      Index Maturity:    Not applicable.

      Spread (+/-):    Not applicable.

      Spread Multiplier:    Not applicable.

      Maximum Interest Rate:    [    ] Yes         %    [X] No

      Minimum Interest Rate:    [    ] Yes         %    [X] No

      Inverse Floating Rate Note [    ] Yes [X] No
                      Fixed Interest Rate:    Not applicable.

      Floating Rate/Fixed Rate Note [    ] Yes    [X] No
                      Fixed Interest Rate:    Not applicable.
                      Fixed Rate Commencement Date:    Not applicable.

Calculation Agent:    Not applicable.

Exchange Rate Agent:    Not applicable.

Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):    Not
        applicable.

Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):    Not
        applicable.

Amortizing Note:    [    ] Yes (See Attached)    [X] No

Optional Redemption: [ ] Yes [X] No
Optional Redemption Dates: Initial Redemption Percentage: Annual Percentage Reduction (if any):
Redemption:	[ ] In whole only and not in part
[ ] May be in whole or in part
Optional Repayment: [ ] Yes [X] No
Optional Repayment Dates:
Optional Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part
Discount Note: [ ] Yes [X] No
Total Amount of Discount:
Yield to Maturity:

Sinking Fund (not applicable unless specified): Not applicable.

Additional Amounts to be Paid for Withholding Tax (not applicable unless specified): Not applicable.

Securities Exchange Listing:    [X] No    [    ] Yes, Name of Exchange:

Authorized Denominations:    $1,000

CUSIP:    74367FAB4

Form of trust:    [X] Delaware statutory trust    [    ] Delaware common law trust

Trust Expiration Date:    April 1, 2011

Rating of Notes:    S&P:    AA    Moody's: Aa3

Dealer(s) Purchasing Notes as Principal:    [X] Yes    [    ] No

  If yes:

Dealer(s)	Principal Amount
Lehman Brothers Inc.	$150,000,000
Banc of America Securities LLC	$75,000,000
Wachovia Capital Markets, LLC	$75,000,000

Total:	$300,000,000

Dealer(s) Acting as Agent:    [    ] Yes    [X] No

  If yes:

Dealer(s)	Principal Amount

Total:

2.     The Funding Agreement

Funding Agreement Issuer:    Protective Life Insurance Company.

Funding Agreement No.:    GA 1859.

Deposit:    $300,000,015.

Issue Price:    $298,326,015.

Effective Date:    April 7, 2004.

Stated Maturity Date:    April 1, 2011.

Specified Currency:    U.S. Dollars.

Interest Payment Dates:    The 1st Day of each April and October.

Initial Interest Payment Date:    October 1, 2004.

Type of Interest Rate:    [X] Fixed Rate    [    ] Floating Rate

  For Fixed Rate Funding Agreements:

    Interest Rate:    4.00%

  For Floating Rate Funding Agreements:    Not applicable.

    Initial Interest Rate:    Not applicable.

    Initial Interest Reset Date:    Not applicable.

    Base Rate:    Not applicable.

[ ] CD Rate	[ ] Commercial Paper Rate
[ ] Constant Maturity Treasury Rate	[ ] Federal Funds Rate
[ ] LIBOR	[ ] Treasury Rate
[ ] Prime Rate	[ ] Other (See Attached)
If LIBOR: [ ] LIBOR Reuters Page [ ] LIBOR Telerate Page
Designated LIBOR Currency:
If Constant Maturity Treasury Rate:
Designated CMT Telerate Page: [ ] 7051 [ ] 7052
If 7052: [ ] Weekly Average [ ] Monthly Average
Designated CMT Maturity Index:

    Interest Reset Dates:    Not applicable.

    Interest Rate Determination Date:    Not applicable.

    Index Maturity:    Not applicable.

    Spread (+/-):    Not applicable.

    Spread Multiplier:    Not applicable.

    Maximum Interest Rate:    [    ] Yes         %    [X] No

    Minimum Interest Rate:    [    ] Yes         %    [X] No

    Inverse Floating Rate Funding Agreement [    ] Yes [X] No
                    Fixed Interest Rate:    Not applicable.

    Floating Rate/Fixed Rate Funding Agreement [    ] Yes    [X] No
                    Fixed Interest Rate:    Not applicable.
                    Fixed Rate Commencement Date:    Not applicable.

Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):    Not
        applicable.

Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):    Not
        applicable.

Amortizing Funding Agreement:    [    ] Yes (See Attached)    [X] No

Early Redemption: [ ] Yes [X] No
Early Redemption Dates: Initial Redemption Percentage: Annual Percentage Reduction (if any):
Redemption:	[ ] In whole only and not in part
[ ] May be in whole or in part
Repayment: [ ] Yes [X] No
Repayment Dates:
Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part
Discount Funding Agreement: [ ] Yes [X] No
Total Amount of Discount: Yield to Maturity:

Additional Amounts to be Paid For Withholding Tax (not applicable unless specified): Not applicable.

Rating of the Funding Agreement:    S&P:    AA    Moody's: Aa3

Additional Terms:    None

Special Tax Considerations:    None

3.     Other Information

        Certain matters regarding the notes and their offering will be passed upon:

  •
  for the trust and Protective Life by Nancy Kane, internal legal counsel to Protective Life (as to New York law); and

  •
  for the trust and Protective Life by William L. McCarty, internal legal counsel to Protective Life (as to certain matters of Tennessee law).

CONSOLIDATED EARNINGS RATIOS

        The following table sets forth, for the years and periods indicated, Protective Life's ratios of:

  •
  Consolidated earnings to fixed charges;

  •
  Consolidated earnings to fixed charges before interest credited on investment products.

	Year Ended December 31,
	2003	2002	2001	2000	1999
Ratio of Consolidated Earnings to Fixed Charges(1)	1.5	1.3	1.2	1.2	1.6
Ratio of Consolidated Earnings to Fixed Charges Before Interest Credited on Investment Products(2)	83.4	49.1	47.2	28.3	27.7

(1)
Protective Life calculates the ratio of "Consolidated Earnings to Fixed Charges" by dividing the sum of income from continuing operations before income tax (BT), interest expense (I) and interest credited on investment products (IP) by the sum of interest expense (I) and interest credited on investment products (IP). The formula for this ratio is: (BT+I+IP)/(I+IP). Investment products include products such as guaranteed investment contracts, annuities, and variable universal life insurance policies. This results in a negative impact on the ratio of earnings to fixed charges because the effect of increases in interest credited to contractholders more than offsets the effect of the increases in earnings.

(2)
Protective Life calculates the ratio of "Consolidated Earnings to Fixed Charges Before Interest Credited on Investment Products" by dividing the sum of income from continuing operations before income tax (BT) and interest expense (which includes an estimate of the interest component of operating lease expense (I) by interest expense (I). The formula for this calculation, therefore, would be: (BT+I)/I. Protective Life continues to sell investment products that credit interest to the contractholder.

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CONSOLIDATED EARNINGS RATIOS